October 16, 2006 09:41 AM Eastern Time
Mercator Partners Acquisition Corp. Completes Acquisitions Creating Global VNO Leader
RESTON, Va.—(BUSINESS WIRE)—Mercator Partners Acquisition Corp. (OTCBB:MPAQ, MPAQB) (“Mercator Partners” or the “Company”) today announced the acquisition of all the outstanding shares of Global Internetworking, Inc. and European Telecommunications & Technology Limited following approval by its stockholders. Mercator Partners will change its name today to Global Telecom & Technology, Inc. As a result of the acquisition of these companies, Mercator Partners’ outstanding shares of Class B common stock have been automatically converted into shares of Mercator Partners’ common stock. In accordance with the proxy, the Company was able to consummate the stock purchases by having stockholders of Global Internetworking and European Telecommunications & Technology and other parties due proceeds from the acquisitions agree to defer cash payments of over $6.2 million at the closing of the acquisitions. The Company has issued 6% promissory notes to the stockholders for their deferral. These notes become due on June 30, 2007.
The Company will be contacting the OTC Bulletin Board to cease trading in its shares of Class B common stock under the MPAQB symbol. Until that occurs, shares trading under the symbols of MPAQ and MPAQB shall represent the same class of shares of common stock. The Company is in the process of completing its application to list its common stock, Class W and Class Z warrants on Nasdaq. Mercator Partners plans to supplement this press release through the filing of a Form 8-K by Friday, October 20, 2006.
This press release contains statements about future events and expectations, which are “forward-looking statements.” Any statement in this release that is not a statement of historical fact may be deemed to be a forward-looking statement. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.